Exhibit 1.2

Execution Version

MONDELĒZ INTERNATIONAL, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

(this “Agreement”)

September 30, 2020

To: The Representatives of the Underwriters identified herein

Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement relating to debt securities covered by the Company’s registration statement on Form S-3 (File No. 333-236787) (incorporated by reference to Exhibit 1.1 to the Company’s registration statement on Form S-3 (File No. 333-172488) filed on February 28, 2011) (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):

OFFERED SECURITIES

Title:

1.875% Notes due 2032 (the “2032 Notes”) and 2.625% Notes due 2050 (the “2050 Notes” and, together with the 2032 Notes, the “Notes”).

Principal Amount:

$625,000,000 aggregate principal amount of the 2032 Notes.

$625,000,000 aggregate principal amount of the 2050 Notes.

Interest:

Interest on the 2032 Notes is payable semi-annually in arrears in equal installments on April 15 and October 15 of each year, commencing April 15, 2021 until the maturity date for the 2032 Notes. The 2032 Notes will bear interest at the rate of 1.875% per annum. Interest on the 2032 Notes will accrue from October 15, 2020.

Interest on the 2050 Notes is payable semi-annually in arrears in equal installments on March 4 and September 4 of each year, commencing March 4, 2021 until the maturity date for the 2050 Notes. The 2050 Notes will bear interest at the rate of 2.625% per annum. Interest on the 2050 Notes will accrue from September 4, 2020. The interest payable on the 2050 Notes on March 4, 2021 will include interest deemed to have accrued from and including September 4, 2020 to, but excluding, October 15, 2020, totaling $1,868,489.58. Such accrued interest shall be paid by the purchasers of the 2050 Notes.

For a full semi-annual interest period, interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months and for any period that is not a full semi-annual interest period, interest on the Notes will be computed on the basis of a 365-day year and the actual number of days in such interest period.

Interest on the Notes will be paid to the persons in whose names such Notes are registered at the close of business 15 days prior to the relevant interest payment date (or to the applicable depositary, as the case may be).

Maturity Date:

The 2032 Notes will mature on October 15, 2032.

The 2050 Notes will mature on September 4, 2050.

Currency of Denomination:

The Notes will be denominated in United States Dollars ($).

Currency of Payment:

All payments of interest and principal, including payments made upon any redemption of the Notes, will be made in United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of a Change of Control Triggering Event (as defined in the Pricing Prospectus), the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Pricing Prospectus under the caption “Description of Notes—Change of Control.”

Optional Redemption:

Prior to the Applicable Par Call Date (as defined below), the Company may, at its option, redeem the 2032 Notes and the 2050 Notes, in whole at any time or in part from time to time, at the redemption prices described under the caption “Description of Notes—Optional Redemption” in the Pricing Prospectus.

On or after the Applicable Par Call Date, the Company may, at its option, redeem the 2032 Notes and the 2050 Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Applicable Par Call Date” means (i) with respect to the 2032 Notes, July 15, 2032 (the date that is three months prior to the scheduled maturity date for the 2032 Notes) and (ii) with respect to the 2050 Notes, March 4, 2050 (the date that is six months prior to the scheduled maturity date for the 2050 Notes).

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Purchase Price:

For the 2032 Notes, 99.390%, plus accrued interest, if any, from October 15, 2020.

For the 2050 Notes, 95.853%, plus accrued interest from September 4, 2020.

Expected Reoffering Price:

For the 2032 Notes, 99.765%, plus accrued interest, if any, from October 15, 2020.

For the 2050 Notes, 96.353%, plus accrued interest from September 4, 2020.

OTHER MATTERS

Closing:

9:00 a.m., New York City time, on October 15, 2020, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017. Payment for the Notes will be made in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives and Lead Underwriters:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attention: Syndicate Registration

Facsimile: (646) 834-8133

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attention: High Grade Debt Capital Markets Transaction Management/Legal

Facsimile: 212-901-7881

E-mail: dg.hg_ua_notices@bofa.com

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Attention: IB-Legal

Facsimile: (212) 325-4296

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters, on and subject to the terms and conditions of the Underwriting Agreement, are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that:

(1) The definition of “Pricing Prospectus” in Section 2(a) is hereby replaced as follows: “; the Preliminary Prospectus that was included in the Registration Statement immediately prior to the Applicable Time (as defined below), including the preliminary prospectus supplement relating to the Securities and the Base Prospectus, is hereinafter called the “Pricing Prospectus”;”

(2) The definition of “Prospectus” in Section 2(a) is hereby replaced as follows: “; and the final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, including the final prospectus supplement relating to the Securities and the Base Prospectus, is hereinafter called the “Prospectus.””

(3) The definition of “Issuer Free Writing Prospectus” in Section 2(a) is hereby replaced as follows: ““Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Act (including any electronic roadshow).”

(4) Section 2(x) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(x) Except as otherwise disclosed in the Pricing Prospectus and the Prospectus, (i) to the knowledge of the Company after due inquiry, neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons (A) of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (B) the U.K. Bribery Act 2010 (the “Bribery Act”); or (C) any other applicable anti-bribery or corruption law of any jurisdiction and (ii) the Company, its subsidiaries and, to the knowledge of the Company after due inquiry, its affiliates have conducted and will continue to conduct their businesses in compliance in all material respects with the FCPA, the Bribery Act and other applicable anti-bribery and corruption laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”

(5) Section 2(z) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(z) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the target of any sanctions (each, a “Sanctions Target”), or owned 50% or more or otherwise controlled by, or acting on behalf of one or more Persons subject to or the target of any sanctions, including, without limitation, sanctions enforced by the United States Government such as the U.S. Department of the Treasury’s Office of Foreign Assets Control, as well as sanctions enforced by the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”); nor is the Company or any of its subsidiaries located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions; and, except as permitted by a competent government agency or department, pursuant to license, regulatory exemption or other applicable provision of law, the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute, or otherwise make available such proceeds to any subsidiaries, joint venture partners, or other Person, (i) for the purpose of funding or facilitating any activities of or business with any Person that, at the time of such funding or facilitation, is a Sanctions Target, (ii) for the purpose of funding or facilitating any activities of or business in any country or territory that is the subject of comprehensive Sanctions, or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. This representation, warranty and undertaking is made if and to the extent that making it does not result in a violation of Council Regulation (EC) No. 2271/96 of 22 November 1996, or any applicable anti-boycott laws or regulations.”

(6)    Section 5(d) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(d) The Representatives shall have received an opinion, dated the Closing Date, from: (i) Hunton Andrews Kurth LLP, Virginia legal counsel to the Company, with respect to the matters set forth in Exhibit A and (ii) Gibson, Dunn & Crutcher LLP, New York legal counsel to the Company, with respect to the matters set forth in Exhibit B.”

(7)    Each of Section 6(a) and Section 6(b) of the Underwriting Agreement is hereby amended to replace “directors and officers” in the first sentence thereof with “directors, officers, employees, agents and affiliates,” and Section 6(a) of the Underwriting Agreement is further amended to replace “Underwriter” the fourth and fifth time it appears in such section with “indemnified person” and to replace “any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed” in the first sentence thereof with “any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed.”

(8)    Notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Offered Securities under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Base Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) any fees charged by securities rating services for rating the Offered Securities; (iii) the cost of preparing the Securities; (iv) the fees and expenses of the Trustee and any paying agent or sub-paying agent (the “Paying Agent”) and any agent of the Trustee or the Paying Agent and the fees and disbursements of counsel for the Trustee and the Paying Agent in connection with the Indenture and the Securities; and (v) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this paragraph, and Sections 6 and 8 of the Underwriting Agreement, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel and any advertising expenses connected with any offers they may make.

(9)    Section 10 of the Underwriting Agreement is hereby replaced in its entirety as follows:

10. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered, telecopied or transmitted by any other standard form of telecommunication and confirmed to the Representatives at their address set forth in the Terms Agreement, or, if sent to the Company, will be mailed, delivered, telecopied or transmitted by any other standard form of telecommunication and confirmed to it at 905 West Fulton Market, Suite 200, Chicago, Illinois 60607, facsimile: (570) 235-3005, Attention: Senior Vice President and Corporate Secretary.

In addition to the representations and warranties contained in Section 2 of the Underwriting Agreement, the Company, as of the date hereof and as of the Closing Date, represents and warrants to, and agrees with, each Underwriter that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

All references to “Kraft Foods Inc.” in the Underwriting Agreement shall be deemed to refer to Mondelēz International, Inc.

All references to the Indenture, dated as of October 17, 2001, between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank) in the Underwriting Agreement shall be deemed to refer to the Indenture, dated as of March 6, 2015, between the Company and Deutsche Bank Trust Company Americas, as amended and supplemented through to the date hereof.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 4:45 p.m. (New York City time) on September 30, 2020.

The Offered Securities will be made available for inspection at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only Underwriter Information consists of the following information in the Prospectus: the information contained in the sixth, seventh and eighth paragraphs under the caption “Underwriting” in the Pricing Prospectus.

Recognition of U.S. Special Resolution Regimes:

In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Michael Call
Name: Michael Call
Title: Vice President and Treasurer

[SIGNATURE PAGE TO TERMS AGREEMENT]

The foregoing Terms Agreement is hereby confirmed

and accepted as of the date first above written.

BARCLAYS CAPITAL INC.

By:	/s/ Barbra Mariniello
Name: Barbra Mariniello Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Sandeep Chawla
Name: Sandeep Chawla Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Kashif Malik
Name: Kashif Malik Title: Managing Director

Acting on behalf of themselves and as the

Representatives of the several Underwriters.

[SIGNATURE PAGE TO TERMS AGREEMENT]

SCHEDULE A

Underwriters	Principal Amount of 2032 Notes	Principal Amount of 2050 Notes
Barclays Capital Inc.	$117,187,000	$117,187,000
BofA Securities, Inc.	$117,187,000	$117,187,000
Credit Suisse Securities (USA) LLC	$117,187,000	$117,187,000
Mizuho Securities USA LLC	$117,187,000	$117,187,000
BBVA Securities Inc.	$17,969,000	$17,969,000
Morgan Stanley & Co. LLC	$17,969,000	$17,969,000
PNC Capital Markets LLC	$17,969,000	$17,969,000
Santander Investment Securities Inc.	$17,969,000	$17,969,000
SMBC Nikko Securities America, Inc.	$17,969,000	$17,969,000
Truist Securities, Inc.	$17,969,000	$17,969,000
U.S. Bancorp Investments, Inc.	$17,969,000	$17,969,000
Westpac Capital Markets LLC	$17,969,000	$17,969,000
Academy Securities, Inc.	$6,250,000	$6,250,000
Loop Capital Markets LLC	$6,250,000	$6,250,000
Total	$625,000,000	$625,000,000